Exhibit 2.2
AMENDMENT TO SHARE PURCHASE AGREEMENT
THIS AMENDING AGREEMENT (this "Agreement") is made effective as of the 31st day of August, 2023
BETWEEN:
QUESTRADE FINANCIAL GROUP INC., a corporation formed under the laws of the Province of Ontario (the "Purchaser")

- and -

CURO INTERMEDIATE HOLDINGS CORP., a corporation formed under the laws of the State of Delaware (the "Seller", and together with the Purchaser, the "Parties")
WHEREAS:
A.The Purchaser and the Seller entered into a share purchase agreement dated August 2, 2023 (the "SPA"), pursuant to which the Purchaser will purchase all of the issued and outstanding shares in the capital of the FLX Holding Corporation from the Seller on the Closing Date (as defined in the SPA);
B.Pursuant to Section 11.4 of the SPA, the SPA may be amended by written agreement of the Seller and the Purchaser; and
C.The Parties wish to amend the SPA as set forth herein.
NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:
1.INTERPRETATION
All capitalized terms used in this Agreement (including the recitals to this Agreement) have the same meaning as in the SPA, unless such terms are otherwise defined herein.
2.AMENDMENT
The Parties hereby agree that, effective as of the date of this Agreement, the SPA is amended as follows:
(a)The definition of "Closing Time" set out in Section 1.1 is deleted in its entirety and replaced with the following:

""Closing Time" means the time on the Closing Date at which Closing occurs, being the last moment of the day on the Closing Date.";
(b)The reference to "Section 3.25" in the definition of "Material Contracts" set out in Section 1.1 is deleted and replaced with reference to "Section 3.26";
(c)Section 3.32 is amended by deleting the word "the" which incorrectly appears between the words "no" and "Group Company" in the first line of the paragraph, such that Section 3.32 will read as follows:
"Except as set forth in Section 3.32 of the Seller Disclosure Letter, no Group Company has given…"; and
4153-7362-2086.1

Exhibit 2.2

(d)Subsection 6.1(f) of the SPA is deleted in its entirety and replaced with the following:
"If applicable, the Parties agree that elections under subsection 256(9) of the Tax Act shall be made in respect of the Group Companies' income Tax Returns for taxation years ending by virtue of the Closing.";
(a)The reference to "paragraph C of Schedule 5.13" in Section 10.2 is deleted and replaced with reference to " paragraph D of Schedule 5.13".
3.GENERAL PROVISIONS
(a)Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
(b)Entire Agreement. The SPA and this Agreement will be read and construed together as one document. The Parties ratify and affirm the SPA as amended hereby (the "Amended SPA"), and agree that the Amended SPA contains the entire understanding of the Parties hereto with respect to the subject matter hereof. The Amended SPA supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof, whether oral or written.
(c)Time. Time is of the essence in this Agreement.
(d)Governing Law. This Agreement is governed by and is to be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of Ontario in any action or proceeding arising out of, or relating to, this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum. Each of the Parties irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of, or related to, this Agreement or any other Transaction Document.
(e)Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Seller and the Purchaser.
(f)Further Assurances. From time to time, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement.
(g)Execution and Delivery. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original. All such signed counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by electronic means (including in PDF format) shall be as valid and effective as delivery of an originally or manually executed copy of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

QUESTRADE FINANCIAL GROUP INC.
By:	/s/ Edward Kholodenko
Authorized Signing Officer
CURO INTERMEDIATE HOLDINGS CORP.
By:	/s/ Douglas Clark
Authorized Signing Officer